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                        [Toll Brothers, Inc. Letterhead]



                                January 19, 2006



VIA EDGAR AND FACSIMILE
-----------------------

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         Re:  Toll Brothers Finance Corp., Toll Brothers, Inc., Toll Corp.,
              Toll Finance Corp., and First Huntingdon Finance Corp. Registration Statement on Form S-4/A No. 2, Commission
              File Nos. 333-128683, 333-128683-01, 333-128683-02, 333-128683-03,
              and 333-128683-04
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Ladies and Gentlemen:

         Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act"), the undersigned, recognizing applicable statutory responsibilities under the Act and the Securities Exchange Act of 1934, as amended, hereby respectfully request that the effectiveness of the Registration Statement referred to in the caption above be accelerated so that it will become effective as soon as possible on January 19, 2006 or as soon thereafter as practicable. In connection with such request, each of the undersigned hereby acknowledges that:

         o should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

         o the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

         o the company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                  Very truly yours,

                                                  TOLL BROTHERS FINANCE CORP.

                                                  By: Joseph R. Sicree
                                                      -------------------------
                                                      Joseph R. Sicree
                                                      Chief Accounting Officer


                                                  TOLL BROTHERS, INC.

                                                  By: Joseph R. Sicree
                                                      -------------------------
                                                      Joseph R. Sicree
                                                      Chief Accounting Officer


                                                  TOLL CORP.

                                                  By: Joseph R. Sicree
                                                      -------------------------
                                                      Joseph R. Sicree
                                                      Chief Accounting Officer


                                                  TOLL FINANCE CORP.

                                                  By: Joseph R. Sicree
                                                      -------------------------
                                                      Joseph R. Sicree
                                                      Chief Accounting Officer


                                                  FIRST HUNTINGDON FINANCE CORP.

                                                  By: Joseph R. Sicree
                                                      -------------------------
                                                      Joseph R. Sicree
                                                      Chief Accounting Officer